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                                                                    Exhibit 99.8


                          SOLICITATION AGENCY AGREEMENT



                                      __________  __, 2005

Eurovest Global Securities, Inc.
Rua Sansao Alves dos Santos, 102 - 6(degree)andar
Sao Paulo - SP - 04571-090
Brazil



Dear Sirs:

        1. The Exchange Offer. Net Servicos de Comunicacao S.A., a company organized under the laws of the Federative Republic of Brazil (the "Issuer" or "Net"), intends to make an exchange offer (together with any amendments, supplements or extensions thereof, the "Exchange Offer") to exchange an aggregate principal amount of up to U.S.$76,593,068 Senior Secured Notes due 2009 and cash for its issued and outstanding U.S.$97,692,000 Senior Guaranteed Notes due 2004 (the "Existing Notes"). In addition, the Issuer intends to solicit consents (the "Consent Solicitation") to amend certain provisions of the indenture governing the Existing Notes. The Exchange Offer and Consent Solicitation will be on the terms and subject to the conditions set forth in the Registration Statement on Form F-4 (File No. 333-120286) (as amended, the "Registration Statement").

        2. Appointment as Solicitation Agent. The Issuer hereby appoints you as Solicitation Agent (the "Solicitation Agent") solely in connection with Existing Notes held outside the United States by non-U.S. Persons (as such term is used in Regulation S under the U.S. Securities Act of 1933, as amended (the "Securities Act")) (the "Eligible Existing Notes") and authorizes you to act as such in connection with the Exchange Offer and Consent Solicitation in accordance with this Agreement and the terms of the Registration Statement. As Solicitation Agent, you agree, in accordance with your customary practice, to perform those services in connection with the Exchange Offer and Consent Solicitation as are customarily performed by investment banks in connection with exchange offers and consent solicitations of a like nature, including, but not limited to, using all reasonable efforts to solicit tenders of the Eligible Existing Notes pursuant to the Exchange Offer, consents in respect of the Eligible Existing Notes under the Consent Solicitation and communicating generally regarding the Exchange Offer and Consent Solicitation with brokers, dealers, commercial banks and trust companies and other holders of the Eligible Existing Notes. In such capacity, you shall act as an independent contractor, and your duties arising out of your engagement pursuant to this Agreement shall be owed to the Issuer. The Exchange Offer and Consent Solicitation are to be made upon the terms and subject to the conditions set forth in the Registration Statement. It is


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understood that you are not acting hereunder as, and will not be required to perform any activities that would require you to become, a registered U.S. broker dealer.

        3. No Liability for Acts of Dealers, Banks and Trust Companies. The Solicitation Agent shall have no liability to the Issuer or any other person for any losses, claims, damages, liabilities and expenses (each a "Loss" and collectively, the "Losses") arising from any act or omission on the part of any broker or dealer in securities (a "Dealer") or any bank or trust company, or any other person, and neither the Solicitation Agent nor any of its affiliates shall be liable for any Losses arising from its own acts or omissions in performing its obligations as Solicitation Agent or as a Dealer hereunder or otherwise in connection with the Exchange Offer, except for any such Losses which are finally judicially determined to have resulted primarily from the Solicitation Agent's bad faith, willful misconduct or gross negligence. In soliciting or obtaining tenders of Existing Notes under the Exchange Offer and consents under the Consent Solicitation, no Dealer, bank or trust company is to be deemed to be acting as your agent or the agent of the Issuer or any of its affiliates, and the Solicitation Agent shall not be deemed the agent of any Dealer, bank or trust company or the agent or fiduciary of the Issuer or any of its affiliates, equity holders, creditors or of any other person. In soliciting or obtaining tenders of Eligible Existing Notes under the Exchange Offer and consents under the Consent Solicitation, you shall not be nor shall you be deemed for any purpose to act as a partner or joint venturer of or a member of a syndicate or group with the Issuer or any of its affiliates in connection with the Exchange Offer or the Consent Solicitation and neither the Issuer nor any of its affiliates shall be deemed to act as your respective agents. The Issuer shall have sole authority for the acceptance or rejection of any and all tenders of Eligible Existing Notes under the Exchange Offer and consents under the Consent Solicitation.

        4. The Transaction Material. (a) The Issuer agrees to furnish you, at its expense, with as many copies as you may reasonably request of the Registration Statement, all statements and other documents, materials or filings relating to the Exchange Offer and the Consent Solicitation to be used by the Issuer in connection therewith and any amendments or supplements to any such statements and documents (the definitive forms of all of the foregoing materials, including the Registration Statement, are hereinafter collectively referred to as the "Transaction Material"), and you are authorized to use copies of the Transaction Material, in connection with your duties hereunder. You and the Issuer agree to furnish no other written material to any record or beneficial holder of the Existing Notes in connection with the Exchange Offer unless you and the Issuer otherwise agree, and you agree that you will not make any statements in connection with the Exchange Offer and Consent Solicitation other than the statements that are set forth in the Transaction Material or as otherwise authorized by the Issuer. The Transaction Material has been or will be prepared and approved by, and is the sole responsibility of, the Issuer.

        (b) Prior to and during the period of the Exchange Offer and the Consent Solicitation, the Issuer will inform you as soon as practicable after it receives notice or becomes aware of the happening of any event, or the discovery of any fact, which it believes would require the making of any change in any Transaction Material then being used or would affect


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the truth and correctness of any representation or warranty contained in this
Agreement if such representation or warranty were being made immediately after the happening of such event or the discovery of suxch fact.

        (c) The Issuer agrees that no Transaction Material will be used in connection with the Exchange Offer or the Consent Solicitation without first obtaining your prior approval, which approval shall not be unreasonably withheld. In the event that the Issuer uses or permits the use of any Transaction Material in connection with the Exchange Offer or the Consent Solicitation without your prior approval, then you shall be entitled to withdraw as Solicitation Agent in connection with the Exchange Offer and the Consent Solicitation without any liability or penalty to you or any Indemnified Person (as hereinafter defined), and you shall remain entitled to the indemnification provided in Section 10 hereof and to receive the payment of all fees and expenses payable under this Agreement which have accrued to the date of such withdrawal or would otherwise be due to you on such date. If you withdraw as Solicitation Agent, any fees accrued and reimbursement for your expenses payable to you through the date of such withdrawal shall be paid promptly after such date.

        5. Compensation. The Issuer agrees to pay you, as compensation for your services as Solicitation Agent in connection with the Exchange Offer and the Consent Solicitation, the fees as shall have been agreed between the parties in an engagement letter, dated October 17, 2003 (the "Engagement Letter"), as amended as of the date hereof and as amended, restated or supplemented from time to time hereafter.

        6. Expenses of Solicitation Agent and Others. In addition to the compensation payable to you as Solicitation Agent for your services hereunder pursuant to Section 5 hereof, the Issuer agrees to pay directly, or reimburse you, as the case may be, for the expenses incurred by you and third parties hired by you under the terms and conditions of the Engagement Letter.

        7. Payment of Additional Amounts. The Issuer will indemnify and hold harmless the Solicitation Agent against any documentary, stamp, registration or other tax, charge, levy or other amounts imposed by Brazil on or in connection with the Exchange Offer or the Exchange Offer Material. All payments to be made to the Solicitation Agent, the holders of the Eligible Existing Notes and soliciting dealers by the Issuer hereunder shall be made without withholding or deduction for or on account of any present or future taxes, duties or governmental charges whatsoever imposed or levied by or on behalf of Brazil or any political subdivisions thereof (or any taxing authorities therein) unless the Issuer is compelled by law to deduct or withhold such taxes, duties or charges. In that event, the Issuer shall pay such additional amounts as may be necessary in order that the net amounts received after such withholding or deduction shall equal the amounts that would have been received if no withholding or deduction had been made; provided however, no such additional amounts shall be payable (i) in respect of any tax, duty or governmental charge that would not have been imposed but for the existence of any present or former connection between the Solicitation Agent, the relevant holder or soliciting dealer, as the case may be, and the relevant taxing jurisdiction, other than by entering into or


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performing this Agreement, and (ii) in respect of any tax, duty or governmental charge that would not have been imposed but for the failure of the Solicitation Agent, the relevant holder or the soliciting dealer, as the case may be, to comply with any reasonable certification, identification, documentation or information or other reporting requirement if such compliance is required by law, regulation, administrative practice or applicable treaty as a precondition to or exemption from or reduction in the rate of deduction or withholding of such taxes; and provided, further, that the Issuer shall deliver to the Solicitation Agent, within 10 days following the payment of such tax, duty or charge, evidence of the payment of such tax, duty or charge.

        8. Additional Representations and Warranties. The Issuer represents and warrants to you that:


        (a) The Issuer is a sociedade anonima duly organized and validly existing under the laws of the Federative Republic of Brazil and is duly qualified to transact business except to the extent that the failure to be so qualified would not have a material adverse effect on the business, properties, financial position or results of operations of the Issuer.

        (b) The Issuer has full power and authority to take and has duly taken all necessary corporate action to authorize (i) the Exchange Offer, (ii) the exchange of the Existing Notes pursuant to the Exchange Offer, (iii) the Consent Solicitation and (iv) the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered on behalf of the Issuer and is a legal, valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, except that the enforceability hereof may be limited by (x) bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect relating to creditors' rights generally and (y) general principles of equity.

        (c) The Issuer will forthwith prepare the Transaction Material, copies of which will promptly be furnished to you. The Transaction Material complies and will comply in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 (as amended, the "Exchange Act"), to the extent applicable. The Registration Statement (including any information incorporated by reference therein) does not contain and will not contain any untrue information or untrue statement of a material fact, and does not omit and will not omit to state any untrue information or a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made with respect to any statements contained in, or any matter omitted from, the Registration Statement in reliance upon and in conformity with information furnished or confirmed by the Solicitation Agent to the Issuer in writing expressly for use therein.

        (d) In connection with the Exchange Offer, the Issuer has complied, and will continue to comply, in all material respects with the applicable sections of the Exchange Act, including without limitation, Rules 10b-5, 14e-1 and 14e-3 thereunder.


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        (e) The Exchange Offer, the exchange by the Issuer of the Existing Notes pursuant to the Exchange Offer, the Consent Solicitation and the execution, delivery and performance of this Agreement by the Issuer, comply and will comply in all material respects with all applicable requirements of federal, state, local and foreign law, including all applicable judgments, orders or decrees; and no consent, authorization, approval, order, exemption, registration, qualification or other action of, or filing with or notice to, any governmental agency is required in connection with the execution, delivery and performance of this Agreement by the Issuer or the making or consummation by the Issuer or the consummation of the other transactions contemplated by this Agreement, apart from those that have been obtained and as may be required under the Securities Act, the Exchange Act, the Trust Indenture Act of 1939, state securities/blue sky laws and Brazilian law.

        (f) The Exchange Offer, the exchange of Existing Notes by the Issuer pursuant to the Exchange Offer and the execution, delivery and performance of this Agreement by the Issuer, do not and will not, after giving effect to consents, waivers and amendments that will have been obtained or made as of the closing date of the Exchange Offer and Consent Solicitation, (i) conflict with or result in a violation of any of the provisions of the articles of incorporation or the estatuto social of the Issuer, or (ii) except with respect to those agreements listed on Annex A attached hereto, result in a breach of any of the terms or provisions of, or constitute a default (with or without due notice and/or lapse of time) under, any loan, credit agreement, indenture, mortgage, note or other agreement or instrument to which the Issuer or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets is or may be bound, except to the extent such breach or default would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, properties, financial position or results of operations of the Issuer and all of its subsidiaries taken as a whole.

        (g) The Issuer will make, as required by applicable law or regulation, any and all necessary amendments or supplements to the Transaction Material, and the Issuer will file, as required by applicable law or regulation, any and all necessary amendments or supplements to any documents filed with any agency relating to the Exchange Offer and Consent Solicitation, in each case subject to the provisions of Section 4, and will promptly furnish to you as many true and complete copies as you may reasonably request of each such amendment and supplement upon the filing thereof.

        (h) No stop order, restraining order or denial of an application for approval has been issued and no investigation, proceeding or litigation has been commenced or, to the best of the Issuer's knowledge, threatened, before any governmental agency with respect to the making or consummation of the Exchange Offer or Consent Solicitation or the execution, delivery and performance of this Agreement or the consummation of the other transactions contemplated by this Agreement or the Exchange Offer or Consent


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    Solicitation or with respect to the ownership of the Existing Notes by the Issuer or any of its subsidiaries or affiliates.

        (i) The Issuer is not an "investment company" under the Investment Company Act of 1940 required to be registered, as amended, and the rules and regulations promulgated by any governmental agency thereunder.

    Each of the representations and warranties set forth in this Agreement will be true and correct (i) on and as of the date on which the Exchange Offer and Consent Solicitation is commenced, (ii) on and as of the date on which any Transaction Material 8is first distributed to holders of Eligible Existing Notes, (iii) on and as of the settlement date of the Eligible Existing Notes and (iv) on and as of the date of the consummation of the Consent Solicitation.

        9. Notification of Certain Events. The Issuer shall advise you promptly of (i) the occurrence of any event which could cause the Issuer to withdraw, rescind or terminate the Exchange Offer or Consent Solicitation or would permit the Issuer to exercise any right not to exchange the Existing Notes tendered under the Exchange Offer or not to consummate the Consent Solicitation, (ii) the occurrence of any event, or the discovery of any fact, the occurrence or existence of which it believes would require the making of any change in the Transaction Material then being used or would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, (iii) any proposal or requirement to make, amend or supplement any Transaction Material or any filing in connection with the Exchange Offer or Consent Solicitation pursuant to the Securities Act or the Exchange Act or any applicable law, rule or regulation, (iv) the issuance by any governmental agency of any comment or order or the taking of any other action concerning the Exchange Offer or Consent Solicitation (and, if in writing, will furnish each of you with a copy thereof), and (v) any other information relating to the Exchange Offer, the Consent Solicitation, the Transaction Material or this Agreement which you may from time to time request.

        10. Indemnification. (a) The Issuer agrees to hold harmless and indemnify the Solicitation Agent and any affiliated company and each officer, director, partner, employee or agent of the Solicitation Agent (collectively, the "Indemnified Persons"), from and against any and all Losses whatsoever (including, but not limited to, any and all expenses incurred in investigating, preparing or defending against any litigation or proceeding, commenced or threatened, or any claims whatsoever whether or not resulting in any liability)
(i) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Transaction Materials (including any information incorporated by reference therein) used by the Issuer or authorized by the Issuer for use in connection with the Exchange Offer or the Consent Solicitation, or arising out of or based upon the omission or alleged omission to state in any such document a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading, (ii) arising out of or based upon any withdrawal by the Issuer of, or failure by the Issuer to make or consummate, the Exchange Offer or the Consent Solicitation or any other failure to comply with the terms and conditions specified in the Transaction Material,
(iii) arising out of the breach or alleged breach


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by the Issuer of any representation, warranty or covenant set forth in this
Agreement or (iv) otherwise arising out of, relating to or in connection with the Exchange Offer, the Consent Solicitation or your services as the Solicitation Agent hereunder. The Issuer shall not, however, be responsible for any Loss pursuant to clause (iv) of the preceding sentence of this Section 10 which has been finally judicially determined to have resulted primarily from the bad faith, willful misconduct or gross negligence on the part of any Indemnified Person, other than any Loss arising out of or resulting from actions performed at the request of or with the consent of the Issuer.

        (b) The Issuer and the Solicitation Agent agree that if any indemnification sought by any Indemnified Person pursuant to this Section 10 is unavailable for any reason or insufficient to hold the Solicitation Agent harmless, then the Issuer and the Solicitation Agent shall contribute to the Losses for which such indemnification is held unavailable or insufficient in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by the Issuer on the one hand, and by the Solicitation Agent on the other hand, in connection with the transactions contemplated by this Agreement. The Issuer and the Solicitation Agent agree that relative benefit to the parties hereunder shall be measured, in the case of the Issuer, by the aggregate principal amount of Eligible Existing Notes validly tendered pursuant to the offer, and in the case of the Solicitation Agent, by the total fees actually received by the Solicitation Agent in connection with its engagement hereunder. If such allocation is not permitted by applicable law, not only such relative benefits but also the relative faults of the Issuer, on the one hand, and the Solicitation Agent, on the other hand, as well as any other equitable considerations, shall be considered, subject to the limitation that in any event the aggregate contribution by the Solicitation Agent to all Losses with respect to which contribution is available hereunder shall not exceed the fees actually received by the Solicitation Agent in connection with its engagement hereunder.

        (c) The foregoing rights to indemnity and contribution shall be in addition to any other right which the Solicitation Agent and the other Indemnified Persons may have against the Issuer at common law or otherwise. If any litigation or proceeding is brought against any Indemnified Person in respect of which indemnification may be sought against the Issuer pursuant to this Section 10, such Indemnified Person shall promptly notify the Issuer in writing of the commencement of such litigation or proceeding, but the failure so to notify the Issuer shall relieve the Issuer from any liability which they may have hereunder only if, and to the extent that, such failure results in the forfeiture by or material prejudice to the Issuer of substantial rights and defenses, and will not in any event relieve the Issuer from any other obligation or liability that it may have to any Indemnified Person other than under this Agreement. In case any such litigation or proceeding shall be brought against any Indemnified Person and such Indemnified Person shall notify the Issuer in writing of the commencement of such litigation or proceeding, the Issuer shall be entitled to participate in such litigation or proceeding, and, after written notice from the Issuer to such Indemnified Person, to assume the defense of such litigation or proceeding with counsel of their choice at their expense, provided, however, that such counsel shall be satisfactory to the Indemnified Person in the exercise of its reasonable judgment. Notwithstanding the election of the Issuer to assume the defense of such litigation or


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proceeding, such Indemnified Person shall have the right to employ separate counsel and to participate in the defense of such litigation or proceeding, and the Issuer shall bear the reasonable fees, costs and expenses of such separate counsel and shall pay such fees, costs and expenses at least quarterly (provided that with respect to any single litigation or proceeding or with respect to several litigations or proceedings involving substantially similar legal claims, the Issuer shall not be required to bear the fees, costs and expenses of more than one such counsel to all Indemnified Persons except where such Indemnified Persons require local counsel, in which case the Issuer shall also be required to bear reasonable the fees, costs and expenses of such local counsel) if (i) in the reasonable judgment of such Indemnified Persons the use of counsel chosen by the Issuer to represent such Indemnified Persons would present such counsel with a conflict of interest, (ii) the defendants in, or targets of, any such litigation or proceeding include an Indemnified Person and the Issuer and such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it or to other Indemnified Persons which are different from or additional to those available to the Issuer (in which case the Issuer shall not have the right to direct the defense of such action on behalf of the Indemnified Person), (iii) the Issuer shall not have employed counsel satisfactory to such Indemnified Person, in the exercise of the Indemnified Person's reasonable judgment, to represent such Indemnified Person within a reasonable time after notice of the institution of such litigation or proceeding or (iv) the Issuer shall authorize in writing such Indemnified Person to employ separate counsel at the expense of the Issuer. In any action or proceeding the defense of which the Issuer assumes, the Indemnified Person shall have the right to participate in such litigation and retain its own counsel at such Indemnified Person's own expense. Each of the Issuer and you agree to notify each other promptly of the assertion of any claim against it, any of its officers or directors or any entity or person who controls it within the meaning of Section 20(a) of the Exchange Act in connection with the Exchange Offer. The foregoing indemnification commitments shall apply whether or not the Indemnified Person is a formal party to such litigation or proceeding.

        (d) The Issuer also agrees to reimburse each Indemnified Person for all reasonable expenses (including fees and disbursements of counsel) as they are incurred by such Indemnified Person in connection with investigating, preparing for, defending or providing evidence (including appearing as a witness) with respect to any action, claim, investigation, inquiry, arbitration or other proceeding referred to in this Section 10 or enforcing this Agreement, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party.

        (e) The Issuer agrees that it will not, without the Solicitation Agent's prior written consent (which consent shall not be unreasonably withheld), settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification may be sought hereunder (whether or not the Solicitation Agent, any other Indemnified Person, the Issuer is an actual or potential party), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Person from all liability arising out of such claim, action or proceeding. No Indemnified Person seeking indemnification under this Agreement shall, without the prior written consent of the Issuer (which consent shall not be unreasonably withheld), settle, compromise or consent to the entry of



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any judgment in any pending or threatened claim, action, or proceeding in respect of which indemnification may be sought hereunder.

        11. Indemnification, Representations and Warranties To Remain Operative. The indemnity and contribution agreements contained in Section 10 hereof and the representations and warranties of the Issuer set forth in Section 8 of this Agreement shall remain operative and in full force and effect and shall survive any termination of this Agreement for a six-year period commencing on the date of such termination regardless of (i) any failure by the Issuer to commence, or the withdrawal, termination or consummation of, the Exchange Offer, (ii) any investigation made by or on behalf of any party hereto or any person controlling any party hereto within the meaning of Section 20(a) of the Exchange Act and
(iii) any termination of this Agreement (including, without limitation, any withdrawal by you pursuant to Section 4 or otherwise).

        12. Conditions to Obligations of the Solicitation Agent. The Solicitation Agent's obligations hereunder shall at all times be subject (in addition to the terms and conditions of the Engagement Letter) to the conditions that (a) all representations, warranties and other statements of the Issuer contained herein are now, and at all times during the period of the Exchange Offer shall be, true and correct in all material respects and (b) the Issuer at all times shall have performed in all material respects all of its obligations hereunder theretofore to be performed.

        13. Termination. This Agreement shall terminate upon the earliest to occur of (a) the consummation, expiration, termination or withdrawal of the Exchange Offer, (b) withdrawal by you as Solicitation Agent pursuant to Section 4(c) hereof and (c) the date one year from the date hereof, and may be terminated by the Issuer or the Solicitation Agent at any time, with cause, effective upon receipt by the other party of written notice to that effect in accordance with the terms of the Engagement Letter, it being understood that Sections 3, 5, 6, 7, 10, 11, 13, 16, 17, 19 and 21 hereof shall survive any termination of this Agreement for a six-year period commencing on the date of such termination.

        14. Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be given (and shall be deemed to have been given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the applicable party at the addresses indicated below:

       (a) if to you:

           Eurovest Global Securities, Inc.
           Rua Sansao Alves dos Santos, 102 - 6th floor
           CEP 04571-090 - Sao Paulo - S.P., Brazil
           Facsimile No.: (55 11) 5505-2257
           Attention: Luis Antonio Soares

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           With a copy (which shall not constitute notice) to:

           Mayer, Brown, Rowe & Maw LLP
           1675 Broadway
           New York, NY  10019
           Facsimile No.: (212) 262-1910
           Attention: Antonio N. Piccirillo, Esq.

       (b) if to the Issuer:

           Net Servicos de Comunicacao S.A.
           Rua Verbo Divino, 1356
           04719-002 Sao Paulo, SP, Brazil
           Facsimile No.: (55 11) 5186-2655
           Attention: General Counsel

           With a copy (which shall not constitute notice) to:

           Debevoise & Plimpton LLP
           919 Third Avenue
           New York, NY  10022
           Facsimile No.: (212) 909-6836
           Attention: Gregory V. Gooding, Esq.

        15. Amendment. This Agreement may not be amended except in writing signed by each party to be bound thereby.


        16. Governing Law. THE VALIDITY AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PRINCIPLES.

        17. Waiver of Jury Trial. THE ISSUER HEREBY AGREES TO WAIVE ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTERCLAIM OR ACTION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        18. Counterparts; Severability. This Agreement may be executed in two or more separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.


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        19. Parties in Interest. This Agreement, including rights to indemnity and contribution hereunder, shall be binding upon and inure solely to the benefit of each party hereto, the Indemnified Persons and their respective successors, heirs and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        20. Information. The Issuer recognizes and confirms that in performing the services contemplated in its Agreement you will be relying on the information furnished by the Issuer, its subsidiaries or their respective officers, attorneys or other agents and information available from generally recognized public sources without independent verification.

        21. Submission to Jurisdiction. The Issuer irrevocably submits, for the benefit of you and the other Indemnified Persons, to the nonexclusive jurisdiction of any New York State or United States Federal court sitting in the City of New York, the Borough of Manhattan, over any suit, action or proceeding arising out of or relating to this agreement or the Exchange Offer. The Issuer irrevocably waives, to the fullest extent permitted by law, any objection that it may have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.

        Please indicate your willingness to act as Solicitation Agent and your acceptances of the foregoing provisions by signing in the space provided below for that purpose and returning to us a copy of this Agreement so signed, whereupon this Agreement and your acceptance shall constitute a binding agreement between us.

                       Very truly yours,

                       NET SERVICOS DE COMUNICACAO S.A.


                       By:
                          ----------------------
                          Name:
                          Title:

                       By:
                          ----------------------
                          Name:
                          Title:

Accepted as of the
date first above written:

EUROVEST GLOBAL SECURITIES, INC.

By:
   --------------------
   Name:
   Title:

                                                                         Annex A
                                                               List of Contracts






------------------------------------------------------------------------------------------------------------------------------------
Borrower         Credit Facility          Creditor/Trustee Inital Date      Maturity   Original Borrowed       Outstanding Principal
                                                                                       Amount                  Amount as of June 30,
                                                                                                               2004*
------------------------------------------------------------------------------------------------------------------------------------
Net Servicos     IFC Investment(1)        IFC               30/03/1995    15/10/2004   USD     17.100.000,00       19.087.394,61

Net Servicos     Senior Guaranteed        Wells Fargo       18/06/1996    18/06/2004   USD    185.000.000,00      382.679.958,00
                 Notes(2)
Net Servicos     Working Capital          Banrisul          11/04/2001    12/04/2003   R$      25.000.000,00       35.039.026,56

Net Servicos     Working Capital          BBA               18/11/2002    18/12/2002   R$       4.647.987,16        7.561.534,35

Net Servicos     Working Capital (3)      Unibanco          30/09/2002    30/10/2002   R$      72.167.572,05      103.988.715,10

Net Servicos     Res. 63(4)               BBA               18/11/2002    18/12/2002   USD      1.949.690,89       11.486.243,27

Net Servicos     Res. 63(4)               BBA               18/11/2002    18/12/2002   USD      1.951.434,13       11.496.513,25

Net Servicos     Res. 63(4)               BBA               18/11/2002    18/12/2002   USD      1.811.880,67       10.674.359,85

Net Servicos     Res. 63(4)               BBA               18/11/2002    18/12/2002   USD      1.642.183,21        9.674.618,65

Net Servicos     Res. 63(4)               BBA               18/11/2002    18/12/2002   USD      2.674.356,44       15.755.476,33
                                                                                                                    1.250.049,10
Net Servicos     US$-CDI Swap(5)          BBA               18/11/2002    18/12/2002
Net Servicos     Res. 63                  BNL               12/06/2002    10/12/2002   USD      7.000.000,00       23.803.595,57

Net Servicos     2nd Public Issuance      Oliveira Trust    01/12/1999    01/12/2006   R$     350.000.000,00       62.349.245,33

Net Servicos     3rd Public Issuance      SLW               01/12/2000    01/12/2003   R$     195.140.000,00      293.503.015,00

Net Campinas     Eximbank(6)              BCN               17/06/2002    16/12/2002   USD        508.209,50          218.846,18

Net Campinas     Eximbank(6)              Unibanco          13/04/1998    19/05/2003   USD        364.116,59          116.217,90

Net Campinas     Eximbank(6)              Unibanco          13/04/1998    02/06/2003   USD        635.800,07          200.346,02

Net Campinas     Eximbank(6)              Unibanco          27/04/1998    02/06/2003   USD        342.868,14          108.041,12

Net Rio          IFC Investment(1)        IFC               30/03/1995    15/10/2004   USD      7.700.000,00        8.593.187,74

Net Rio          Working Capital (3)      Boston            30/09/2002    30/10/2002   R$       6.733.964,16        9.703.198,56

Reyc             Working Capital          BBA               18/11/2002    18/12/2002   R$       1.963.917,11        3.194.980,15

Reyc             Working Capital          BBA               18/11/2002    18/12/2002   R$       1.100.686,22        1.790.641,06

Reyc             Working Capital (3)      Boston            30/09/2002    30/10/2002   R$       3.951.962,06        5.694.516,88

Reyc             Working Capital(7)       Brascan           29/11/2002    30/12/2002   R$      12.885.300,00       17.492.032,21
                                                                                                                       72.182,47
Reyc             Fixed Rate-CDI Swap(8)   Brascan           29/11/2002    30/12/2002
Reyc             Finimp                   Banco do Brasil   16/07/2002    13/12/2002   USD      8.027.243,32       27.178.780,43

Reyc             Finimp                   Banco do Brasil   12/11/2002    06/01/2003   USD      5.268.860,92       18.244.171,42

Reyc             Finimp                   Banco do Brasil   28/11/2002    06/01/2003   USD      2.024.459,30        6.902.734,97

Reyc             Res. 63                  Santander         21/03/2003    22/04/2003   USD      2.647.571,50       11.975.032,97

DR               Working Capital          BBA               18/11/2002    18/12/2002   R$       2.745.332,90        4.466.219,10

DR               IFC Investment(1)        IFC               30/03/1995    15/10/2004   USD      8.000.000,00        8.927.987,09

Net Parana       Finimp                   Banco do Brasil   13/11/2002    06/01/2003   USD        136.606,00          473.140,15

Net Parana       IFC Investment(1)        IFC               30/03/1995    15/10/2004   USD      2.200.000,00        2.455.196,53

Net Sul          Floating Rate Notes      Wells Fargo       31/10/1997    15/10/2005   USD     48.000.000,00      161.249.666,60

Net Sul          Floating Rate Notes      Wells Fargo       31/10/1997    15/10/2005   USD     32.000.000,00       80.835.569,97

Vicom            Eximbank(6)              Boston            20/10/1997    15/07/2003   USD      2.125.000,00          874.960,16

Vicom            Eximbank(6)              Boston            22/06/1998    04/08/2004   USD      3.954.285,00        3.125.632,29

Vicom            Eximbank(6)              Boston            19/08/1999    08/08/2005   USD      2.400.000,00        3.229.618,54

Total                                                                                                           1.365.472.645,50
------------------------------------------------------------------------------------------------------------------------------------


(1) IFC Loan currently held by Globopar by virtue of Subrogation; "Original Borrowed Amount" includes only A loan facility
(2) Multicanal Senior Guaranteed Notes matures with a 5% premium, not included in principal amount
(3) Interest rates due over contractual period settled at original maturity
(4) Res. 63 facilities hedged by a US$ x CDI Swap; Effective interest rates of facility of CDI + 5.0%

(5) US$-CDI Swap agreement hedged Res. 63 facility, producing an effective rate of CDI + 5.0% p.y.; Initial notional amount of US$ 10.029.545,34
(6) Principal amount reflect outstanding balance after taking into consideration performed amortizations; "Original Borrowed Amount" includes the maximum amount of borrowing allowed by the facility
(7) Working Capital facility hedged by a Fixed Rate x CDI swap;
(8) Fixed Rate-CDI Swap agreement hedged Working Capital facility; Initial notional amount of R$ 12.885.300,00

* Includes outstanding principal and interest accrued and unpaid through March 31, 2004, excluding commissions or penalties, based upon the information contained in the books of the Company but without prejudice to the rights of the holders of the respect

Ptax 30/06/04  3,1075